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                                                                      EXHIBIT 11



                 [BALLARD SPAHR ANDREWS & INGERSOLL LETTERHEAD]


                                                      September 18, 1998



AIM Funds Group
11 Greenway Plaza
Suite 100
Houston, Texas   77046

                  Re:  Shares of Beneficial Interest
                       AIM Funds Group

Gentlemen:

                  We have acted as counsel to AIM Funds Group, a Delaware business trust (the "Trust"), in connection with the Agreement and Plan of Reorganization to be dated September 25, 1998, between the Trust, acting on behalf of AIM Money Market Fund, one of its investment portfolios, and AIM Investment Portfolios, a Delaware business trust ("AIP"), acting on behalf of AIM Dollar Fund, its investment portfolio (the "Agreement"), and the consummation of the transaction contemplated therein.

                  The Agreement contemplates the acquisition of all of the assets of AIM Dollar Fund by AIM Money Market Fund, in exchange for (i) the assumption by AIM Money Market Fund of all of the liabilities of AIM Dollar Fund, (ii) issuance by the Trust of AIM Money Market Fund Cash Reserve Shares to the holders of Class A shares and Advisor Class shares of Dollar Fund and (iii) issuance by the Trust of AIM Money Market Fund Class B shares to the holders of Class B shares of AIM Dollar Fund (the "Dollar Transaction"). Each shareholder of AIM Dollar Fund will receive that number of AIM Money Market Cash Reserve Shares or AIM Money Market Fund Class B shares (the "Money Market Shares") representing interests with an aggregate net asset value equal to the aggregate net asset value of his or her shares of AIM Dollar Fund as of the close of business on the business day next preceding the closing of the Dollar Transaction.









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AIM Funds Group
September 16, 1998
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                  The opinion expressed below is based on the assumption that a
Registration Statement on Form N-14 with respect to the Money Market Shares will have been filed by the Trust with the Securities and Exchange Commission and will have become effective before the Transaction occurs.

                  Based on the foregoing, we are of the opinion that the Money Market Shares, when issued by the Trust directly to the shareholders of AIM Dollar Fund in accordance with the terms and conditions of the Agreement, will be legally issued, fully paid and nonassessable.

                  Both the Delaware Business Trust Act and the Trust's Agreement and Declaration of Trust, as amended (the "Trust Agreement"), provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware business trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also requires that notice of such disclaimer of shareholder liability be given in each note, bond, contract or other undertaking made or issued by the Trustees or Officers of the Trust. Such disclaimer is contained in the Agreement. The Trust Agreement also provides for indemnification out of property belonging to the applicable investment portfolio of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which an investment portfolio of the Trust is unable to meet its obligations and the express disclaimer of shareholder liabilities is determined not to be effective.









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AIM Funds Group
September 16, 1998
Page 3

                  We consent to the filing of this opinion as Exhibit 11 to the Trust's Registration Statement on Form N-14 and to the references to this firm in such Registration Statement.

                                                Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll










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